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EXHIBIT 12.1

STATEMENT OF COMPUTATION OF RATIOS


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                                                             COMPANY                                PREDECESSOR
                                                  ------------------------------  -------------------------------------------------
                                                   Year Ended     21 Days Ended   344 Days Ended       Years Ended December 31,
                                                   December 31,     December 31,    December 10,   --------------------------------
                                                       1998             1997           1997         1996        1995         1994
                                                     --------           ----          -------      -------    --------     --------
                                                                               (DOLLARS IN THOUSANDS)
Income (loss) before taxes, extraordinary item
 and cumulative effect of change in accounting       $   (106)          $ 11          $ 4,731      $ 1,648    $ (4,532)    $ (1,468)

Fixed charges deducted from earnings ..........        16,854            939            7,406        9,019      10,101       12,220
                                                     --------           ----          -------      -------    --------     --------

Earnings available for payment of fixed charges      $ 16,748           $950          $12,137      $10,667    $  5,569     $ 10,752
                                                     ========           ====          =======      =======    ========     ========
Fixed charges:
   Interest expense ...........................      $ 15,138           $880          $ 6,673      $ 8,259    $  9,292     $  9,050

   Amortization of deferred financing fees ....         1,180             41              297          316         290        2,713

   Portion of rent deemed to be interest ......           536             18              436          444         519          457
                                                     --------           ----          -------      -------    --------     --------

Total fixed charges ...........................      $ 16,854           $939          $ 7,406      $ 9,019    $ 10,101     $ 12,220
                                                     ========           ====          =======      =======    ========     ========

Ratio of earnings to fixed charges ............           1.0            1.0              1.6          1.2         0.6          0.9
                                                     ========           ====          =======      =======    ========     ========
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